Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266123

Supplement No. 1
to Proxy Statement/Prospectus

SUPPLEMENT No. 1

TO

PROXY STATEMENT FOR SPECIAL MEETING OF
VIVEON HEALTH ACQUISITION CORP.
AND
PROSPECTUS FOR SHARES OF
COMMON STOCK OF VIVEON HEALTH ACQUISITION CORP.

Viveon Health Acquisition Corp.
c/o Gibson, Deal & Fletcher, PC
Spalding Exchange
3953 Holcomb Bridge Road
Suite 200
Norcross Georgia 30092
Tel: (404) 861-5393

This Supplement No. 1 (this “Supplement No. 1”) updates, amends and supplements the proxy statement/prospectus, dated November 14, 2022 (the “proxy statement/prospectus”) filed on November 17, 2022 with the U.S. Securities and Exchange Commission (the “SEC”) by Viveon Health Acquisition Corp. (“Viveon”), a Delaware blank check company, which forms part of Viveon’s registration statement on Form S-4 (File No. 333-266123) declared effective by the SEC on November 14, 2022 relating to the issuance of up to 25,258,208 shares of common stock (as more fully described in the proxy statement/prospectus) in connection with Viveon’s previously announced proposed business combination (the “Business Combination”) contemplated under the Agreement and Plan of Merger, dated as of January 12, 2022, as subsequently amended, by and among Viveon, Viveon Health Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Viveon and Suneva Medical, Inc. (“Suneva”); and the notice of meeting and definitive proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) with respect to a special meeting which will be held at 10:30 a.m., Eastern time, on December 21, 2022, at which Viveon stockholders will be asked to consider and vote on the Business Combination and the other related proposals.

Capitalized terms used in this Supplement No.1 and not otherwise defined have the meaning given to them in the proxy statement/prospectus.

To the extent information in this Supplement No. 1 differs from, updates or conflicts with information contained in the proxy statement/prospectus, the information in this Supplement No. 1 is the more current information. This Supplement No. 1 is not complete without, and should not be read or utilized, except in conjunction with the proxy statement/prospectus, including any supplements and amendments thereto.

Investing in Viveon’s securities involves a high degree of risk. See “Risk Factors” beginning on page 39 of the proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in securities.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the proxy statement/prospectus as supplemented by Supplement No. 1 or determined that the proxy statement/prospectus as supplemented by Supplement No. 1 is accurate or complete. Any representation to the contrary constitutes a criminal offense.

 The date of this Supplement No. 1 is November 23, 2022.

This Supplement No. 1 should be read in conjunction with the proxy statement/prospectus, which should be read carefully and in its entirety.

SUPPLEMENT NO. 1 TO THE PROXY STATEMENT/PROSPECTUS

Explanatory Note:

On November 18, 2022, Viveon filed with the SEC a definitive proxy statement on Schedule 14A in connection with its 2022 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). Among other proposals to be voted on at the 2022 Annual Meeting, Viveon will solicit shareholder approval of an extension proposal, which, if approved, would allow Viveon to amend its existing charter to extend the date by which Viveon has to consummate a business combination with Suneva Medical Inc. (“Suneva”), or any potential alternative initial business combination.

Viveon is filing this Supplement No. 1 because the proxy statement/prospectus inadvertently erroneously stated that Viveon was seeking approval of the proposal to extend the date to consummate a business combination until March 31, 2023. The proposal, as set forth in the Definitive Proxy Statement, would extend the date until June 30, 2023. Below sets forth each instance in the proxy statement/prospectus where the date should be changed from March 31, 2023 to June 30, 2023.

1. The definition of “Second Extension Amendment” on page 3 of the proxy statement/prospectus is hereby amended and restated to read as follows:

“Second Extension Amendment” means, if the Second Extension Proposal is approved, an amendment to be filed with the Secretary of State of the State of Delaware to extend the date by which Viveon has to consummate a business combination on a monthly basis for up to six times by an additional one month each time for a total of up to six months from December 28, 2022 (the “December Termination Date”) until June 30, 2023 (the “Second Extended Date”), upon three calendar days’ advance notice prior to the applicable monthly deadline, unless the closing of the proposed Business Combination with Suneva Medical Inc. (“Suneva”), or any potential alternative initial business combination shall have occurred prior to the Second Extended Date.

2. The definition of “Second Extended Date” on page 3 of the proxy statement/prospectus is hereby amended and restated to read as follows

“Second Extended Date” means June 30, 2023.

3. The answer to the first question on pages 16 of the proxy statement/prospectus (Q:     Will Viveon seek to amend the Existing Charter to extend the Extension Date if the proposed Business Combination with Suneva, or an alternative business combination is not completed by the December Termination Date?) is hereby amended and restated to read as follows:

A.     On November 18, 2022, Viveon filed with the SEC a definitive proxy statement on Schedule 14A, in connection with the 2022 Annual Meeting. Among other proposals to be voted on at the 2022 Annual Meeting, Viveon will solicit shareholder approval of the Second Extension Proposal, which would allow Viveon to amend the Existing Charter to extend the date by which Viveon has to consummate a business combination on a monthly basis for up to six times by an additional one month each time for a total of up to six months from December 28, 2022 (the “December Termination Date”) until June 30, 2023 (the “Second Extended Date”), upon three calendar days’ advance notice prior to the applicable monthly deadline, unless the closing of the proposed Business Combination with Suneva Medical Inc. (“Suneva”), or any potential alternative initial business combination shall have occurred prior to the Second Extended Date. The details surrounding the Second Extension Proposal are included in the definitive proxy statement on Schedule 14A filed with the SEC and mailed to stockholders of record of Viveon as of November 8, 2022.

While Viveon is using its best efforts to complete the Business Combination on or before the December Termination Date, the Board believes that it is in the best interests of Viveon’s stockholders to solicit votes on the Second Extension Proposal so that, in the event the Business Combination is not, for any reason, able to be consummated on or before the December Termination Date, Viveon will have additional time until the Second Extended Date to consummate the Business Combination with Suneva, or an alternative business combination. Without the Second Extension Proposal, Viveon believes that there is some risk that it might not, despite its best efforts, be able to complete Business Combination with Suneva, or an alternative business combination on or before the December Termination Date. If that were to occur, Viveon would be precluded from completing the Business Combination and would be forced to liquidate even if Viveon shareholders are otherwise in favor of consummating the Business Combination.

— END OF SUPPLEMENT NO.1 TO PROXY STATEMENT/PROSPECTUS —

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that are based on beliefs and assumptions and on information currently available to Viveon and Suneva. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are also forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These statements are based on Viveon’s and Suneva’s reasonable expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Viveon’s and Suneva’s control. Forward-looking statements in this communication or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Viveon or Suneva to predict these events or how they may affect Viveon or Suneva. In addition, there are risks and uncertainties described in the proxy statement/prospectus relating to the proposed Business Combination, which was filed with the SEC on November 17, 2022, and other documents filed by Viveon or Suneva from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Neither Viveon nor Suneva can assure you that the forward-looking statements in this communication will prove to be accurate. There may be additional risks that neither Viveon nor Suneva presently knows or that Viveon and Suneva currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Viveon, Suneva, their respective directors, officers or employees or any other person that Viveon and Suneva will achieve their objectives and plans in any specified time frame, or at all. Except as required by applicable law, neither Viveon nor Suneva has any duty to, and does not intend to, update or revise the forward-looking statements in this communication or elsewhere after the date of this communication. You should, therefore, not rely on these forward-looking statements as representing the views of Viveon or Suneva as of any date subsequent to the date of this communication.

Additional Information and Where to Find It

In connection with the Business Combination, Viveon has filed relevant materials with the SEC, including the registration statement, which includes a definitive proxy statement/prospectus, which was declared effective by the SEC on November 14, 2022, and will file other documents regarding the Business Combination with the SEC. Viveon’s stockholders and Suneva’s stockholders and other interested persons are advised to read the definitive proxy statement/prospectus together with this Supplement No. 1, other supplements thereto and documents incorporated by reference therein filed in connection with the Business Combination, as these materials contain important information about Viveon, Suneva and the Business Combination. Viveon has mailed the definitive proxy statement/prospectus and other relevant documents to its stockholders as of the record date established for voting on the Business Combination. Before making any voting or investment decision, investors and stockholders of Viveon are urged to carefully read the entire registration statement, the definitive proxy statement/prospectus, the definitive proxy statement on Schedule 14A, in connection with the 2022 Annual Meeting filed with the SEC on November 18, 2022, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the Business Combination. The documents filed by Viveon and Suneva with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

Participants in the Solicitation

Viveon and its directors and executive officers may be deemed participants in the solicitation of proxies from its stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Viveon and their ownership of Viveon securities are included in the definitive proxy statement/prospectus for the Business Combination at www.sec.gov. Other information regarding the interests of the participants in the proxy solicitation is included in the proxy statement/prospectus pertaining to the Business Combination. These documents can be obtained free of charge from the source indicated above.

Suneva and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Suneva in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination are included in the definitive proxy statement/prospectus pertaining to the Business Combination. These documents can be obtained free of charge from the source indicated above.

4